Exhibit 5.1

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca

May 10, 2011

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Dear Sirs/Mesdames:

Re:	Brookfield Residential Properties Inc.

We have acted as Canadian counsel to Brookfield Residential Properties Inc., an Ontario corporation (the “Company”), in connection with the registration on a Form S-8 Registration Statement, as amended or supplemented, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) of an aggregate of 7,000,000 common shares of the Company (the “Option Shares”) issuable upon the exercise of stock options granted pursuant to the Company’s Management Share Option Plan (the “Option Plan”). This opinion is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinions expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinions are given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinions hereinafter expressed relate only to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based upon legislation in effect on the date hereof.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Option Shares have been duly authorized and reserved for issuance and, upon issuance, delivery and payment pursuant to the terms of the Option Plan, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name therein.

Yours very truly,

/s/ Goodmans LLP